Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext. 1331
TreeHouse Foods, Inc. Reports Second Quarter Results
HIGHLIGHTS
•	Net sales grow 43.5% year-over-year

•	Reported earnings per share of $0.26; $0.31 on an adjusted basis

•	Adjusted EBITDA grows 17.5% to $35.1 million

•	SG&A as percentage of revenue down from 13.1% to 12.2%
Westchester, IL, August 4, 2008 — TreeHouse Foods, Inc. (NYSE: THS) today reported a 43.5% increase in second quarter net sales to $367.4 million compared to last year, including a 6.6% increase in sales before acquisitions. Net income per fully diluted share was $0.26 compared to $0.30 last year. Adjusted earnings per share excluding unusual items of $0.31 per fully diluted share increased from $0.29 last year as increased sales and lower interest and tax rates offset lower gross margins associated with rapidly rising input costs.
“Our top line performance was very good as many of our key products showed strong year-over-year growth in both dollars and units. As expected, our margins were negatively affected by rising commodity and energy costs, but pricing plans put into place during the second quarter will help to drive margin growth over the second half of the year. We were especially pleased with the results from our new E.D. Smith acquisition, where sales volume grew by 7.0% from last year,” commented Chairman of the Board and Chief Executive Officer, Mr. Sam K. Reed.
Reported net income was $8.3 million or $0.26 per share compared to net income of $9.4 million or $0.30 per share for the same quarter last year. The decline was due to costs associated with the previously announced closing of the Portland, Oregon pickle plant, integration costs associated with the E.D. Smith acquisition and a non-cash adjustment to the value of a license. Last year’s results included a one-time gain from the sale of assets at a closed facility. Excluding these unusual items, earnings per share would have been $0.31, a 6.9% increase over last year’s adjusted earnings of $0.29. The following table reconciles the reported earnings per share to adjusted earnings per share excluding unusual items.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
	(unaudited)		(unaudited)
EPS as reported	$0.26	$0.30	$0.33	$0.54
Plant closing costs	0.02	—	0.26	—
Integration costs	0.01		0.01
Loss on currency translation	—	—	0.03	—
Non-cash adjustment to value of license and other	0.02	(0.01)	0.02	(0.01)

Adjusted EPS	$0.31	$0.29	$0.65	$0.53

Adjusted operating earnings before interest, taxes, depreciation, amortization and unusual items (Adjusted EBITDA, reconciled to net income, the most directly comparable GAAP measure, on the attached schedule) increased 17.5% to $35.1 million in the second quarter compared to $29.9 million in the same period last year. The increase is due primarily to the addition of the San Antonio Farms and E.D. Smith acquisitions. The adjusted EBITDA growth of 17.5% lagged the 43.5% year-over-year growth in total revenues due to the mix of lower margin new businesses acquired last year, lower margins resulting from higher raw material input costs and energy costs that negatively affected total distribution expenses.
Net sales for the quarter totaled $367.4 million, an increase of 43.5% over the second quarter of 2007 due primarily to the acquisitions of San Antonio Farms, E.D. Smith and DeGraffenreid. Excluding acquisitions, sales improved 6.6% due to a combination of increased prices and retail volume gains in soup and non-dairy powdered creamer. Gross margins for the quarter decreased from 20.9% to 18.7% due to higher input costs and energy-related costs that were not fully recovered in the quarter.
Selling, distribution, general and administrative expenses were $44.7 million for the quarter, an increase from $33.6 million in the second quarter of 2007. The increase was due to the growth of the Company from new acquisitions in 2007. Selling, general and administrative expenses as a percent of sales improved to 12.2% in the second quarter of 2008 compared to 13.1% last year as we continue to realize synergies from acquired companies.
Other operating expense includes $0.9 million in the quarter for costs associated with the previously announced closure of the Portland, Oregon pickle plant. The plant closure should be completed before the end of the third quarter of 2008. Amortization expense includes the costs of trademarks, trade names and other amortizable intangible costs. The increase in amortization expense for the quarter of $2.3 million was due principally to the E.D. Smith acquisition.
Interest expense in the quarter was $7.6 million compared to $4.0 million last year due to higher bank debt used to fund the E.D. Smith and San Antonio Farms acquisitions and a non-cash adjustment to the value of a license. The effective income tax rate of 30.2% in the second quarter was significantly lower than last year’s rate of 38.2%. The lower effective tax rate is due to the financing structure established for the E.D. Smith Canadian and U.S. businesses.
SEGMENT RESULTS
The Company has identified three reportable segments:
1.	North American Retail Grocery — This segment sells branded and private label products to customers within the United States and Canada. These products include pickles, peppers, relishes, condensed and ready to serve soup, broths, gravies, jams, jellies, salad dressings, sauces, non-dairy powdered creamer, salsa, aseptic products and baby food.

2.	Food Away From Home — This segment sells to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.	Industrial and Export — This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers for use in industrial applications, including for repackaging in portion control packages and for use as an ingredient by other food manufacturers. Export sales are primarily to industrial customers.
The direct operating income for our segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs such as freight to customers, commissions, brokerage fees as well as direct selling and marketing expenses. General sales and administrative expenses, including restructuring charges, are not allocated to our business segments as these costs are managed at the corporate level.
North American Retail Grocery net sales for the second quarter increased by 61.3% from $138.2 million to $222.9 million compared to the same quarter last year primarily due to the acquisitions of San Antonio Farms and E.D. Smith. Excluding these acquisitions, net sales increased only 1.7% due to lower sales of branded baby food and dropping unprofitable pickle customers. Offsetting these decreases were increased sales of soup and better than expected sales of non-dairy powdered creamer. Direct operating income as a percent of sales declined from 12.8% to 11.2% due to cost increases which were not fully offset by pricing in the quarter.
Food Away From Home segment sales increased by 19.7% from $64.0 million to $76.6 million compared to the same quarter last year due to the addition of the foodservice businesses of San Antonio Farms and DeGraffenreid. Excluding acquisitions, sales grew 2.7% as increased pricing offset the loss of several lower margin customers. Overall direct operating income dropped slightly to 11.2% of revenue from 11.5% last year due to higher than expected distribution costs resulting from higher fuel costs.
Industrial and Export segment sales increased 26.1% from $53.8 million last year to $67.8 million this year due to a combination of increased volume of co-packed products and higher prices. Although pricing was taken in all areas, the sales mix shift to lower margin co-pack sales combined with higher fuel costs caused direct operating income to decrease to 10.0% of net sales from 13.4% last year.
OUTLOOK FOR THE REMAINDER OF 2008
“Although we saw margin erosion in the second quarter, this was due to the timing of our price increases and the sudden surge in the energy costs during the second quarter,” said Reed. “We will see more pricing materialize in the third and fourth quarters as we ship our winter season products like soup and non-dairy creamer. We expect third quarter earnings excluding unusual items to be in the range of $0.37 to $0.40, and are reaffirming our guidance for full year adjusted earnings per share of $1.50 to $1.55 before unusual items.”
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not recorded in any of the Company’s operating segments. Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, and non-recurring items. Adjusted EBITDA is a performance measure and liquidity measure used by our management, and we believe is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies. A full reconciliation table between earnings for the three and six month periods ended June 30, 2008 and June 30, 2007 calculated according to GAAP and Adjusted EBITDA is attached.

CONFERENCE CALL WEBCAST
A webcast to discuss the Company’s financial results will be held at 5:00 p.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.
ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include non-dairy powdered coffee creamer; canned soup, salad dressings and sauces; salsa and Mexican sauces; jams, jellies and pie fillings under the E.D. Smith brand name; pickles and related products; infant feeding products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings in the United States and Canada based on sales volume.
FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2007 and its subsequent quarterly reports discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION
TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Net sales	$367,369	$256,031	$727,992	$515,015
Cost of sales	298,740	202,424	588,974	409,319

Gross profit	68,629	53,607	139,018	105,696
Operating expenses:
Selling and distribution	28,948	21,483	57,612	42,949
General and administrative	15,760	12,096	31,002	25,622
Other operating (income) expense — net	928	(365)	11,850	(311)
Amortization expense	3,528	1,244	7,015	2,310

Total operating expenses	49,164	34,458	107,479	70,570

Operating income	19,465	19,149	31,539	35,126
Other expense:
Interest expense	7,561	3,982	15,292	7,852
Interest income	(87)	(5)	(107)	(51)
Loss (gain) on foreign currency exchange	(5)	—	1,855	—
Other	113	—	(181)	—

Total other expense	7,582	3,977	16,859	7,801

Income from continuing operations before income taxes	11,883	15,172	14,680	27,325
Income taxes	3,591	5,789	4,327	10,519

Income from continuing operations	8,292	9,383	10,353	16,806

Loss from discontinued operations, net of tax	—	(21)	—	(30)

Net income	$8,292	$9,362	$10,353	$16,776

Weighted average common shares:
Basic	31,209	31,202	31,207	31,202
Diluted	31,341	31,311	31,325	31,312
Basic earnings per common share:
Income from continuing operations	$0.27	$0.30	$0.33	$0.54
Loss from discontinued operations, net of tax	—	—	—	—

Net income	$0.27	$0.30	$0.33	$0.54

Diluted earnings per common share:
Income from continuing operations	$0.26	$0.30	$0.33	$0.54
Loss from discontinued operations, net of tax	—	—	—	—

Net income	$0.26	$0.30	$0.33	$0.54

Supplemental Information:
Depreciation and Amortization	11,959	8,036	23,932	15,853
Expense under FAS123R, before tax	2,600	3,077	5,381	6,789

Segment Information:
North American Retail
Net Sales	222,880	138,211	442,520	284,799
Direct Operating Income	25,053	17,727	50,545	36,332
Direct Operating Income Percent	11.2%	12.8%	11.4%	12.8%

Food Away From Home
Net Sales	76,641	64,013	147,567	119,204
Direct Operating Income	8,567	7,330	16,135	13,277
Direct Operating Income Percent	11.2%	11.5%	10.9%	11.1%

Industrial and Export
Net Sales	67,848	53,807	137,905	111,012
Direct Operating Income	6,810	7,199	16,413	13,687
Direct Operating Income Percent	10.0%	13.4%	11.9%	12.3%

The following table reconciles our net income to adjusted EBITDA for the months ended June 30, 2008 and 2007:
TREEHOUSE FOODS, INC.
RECONCILIATION OF TO ADJUSTED EBITDA REPORTED INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Net income as reported	$8,292	$9,362	$10,353	$16,776
Interest expense	7,561	3,982	15,292	7,852
Interest income	(87)	(5)	(107)	(51)
Income taxes	3,591	5,789	4,327	10,519
Discontinued operations	—	21	—	30
Depreciation and amortization	11,959	8,036	23,932	15,853
Stock option expense	2,600	3,077	5,381	6,789
Loss on currency translation and other	108		1,649
Acquisition integration and accounting adjustments	191		274
Plant shut-down costs, asset sales and purchase	928	(356)	11,364	(277)

Adjusted EBITDA	$35,143	$29,906	$72,465	$57,491